Exhibit 107

Calculation of Filing Fee Table

Registration Statement on Form S-3

(Form Type)

EOS ENERGY ENTERPRISES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	158,433,112	(1)	$4.98	$788,996,897.76	0.00015310	$120,795.43
	Total Offering Amounts						$788,996,897.76		$120,795.43
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$120,795.43

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Newly Registered Securities
Fee Offset Claims	Eos Energy Enterprises, Inc.	S-3	333-287039	May 7, 2025		$120,795.43		-	-	$788,996,897.76
Fee Offset Sources	Eos Energy Enterprises, Inc..	S-3	333-287039		May 7, 2025						$120,795.43

(1)	Consists of 158,433,112 shares of common stock, par value $0.0001 (the “Common Stock”) issuable to the Selling Securityholder upon (i) exercise of a warrant to purchase 43,276,194 shares of Common Stock, (ii) conversion of 31.940063 shares of non-voting Series B-1 Convertible Preferred Stock, par value $0.0001 per share into an aggregate of 31,940,063 shares of Common Stock, (iii) conversion of 28.806463 shares of non-voting Series B-2 Convertible Preferred Stock, par value $0.0001 per share into an aggregate of 28,806,463 shares of Common Stock, (iv) conversion of 38.259864 shares of non-voting Series B-3 Convertible Preferred Stock, par value $0.0001 per share into an aggregate of 38,259,864 shares of Common Stock and (v) 16.150528 shares of non-voting Series B-4 Convertible Preferred Stock, par value $0.0001 per share into an aggregate of 16,150,528 shares of Common Stock issued in connection with the Purchase Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Stock Market LLC on May 7, 2025, which date is a date within five business days prior to the filing of this registration statement.
(3)

Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee payable hereunder has been partially offset by the previously paid filing fee of $120,795.43 related to the securities with an aggregate initial offering price of $788,996,897.76 that were previously registered by Eos Energy Enterprises, Inc. (the “Company”) on the registration statement on Form S-3 filed with the Securities and Exchange Commission on May 7, 2025 (Commission File No. 333-287039) and not sold thereunder. The Company is filing this registration statement on Form S-3 to replace its previously filed registration statement on Form S-3 (Commission File No. 333-287039). The filing of this registration statement will be deemed to terminate such prior registration statement.